CARLSON REAL ESTATE COMPANY


September 28, 2005


Mr. Daniel Baker
NVE Corporation
11409 Valley View Road
Eden Prairie, MN  55344

Re:   Bryant Lake Business Center


Dear Daniel:

Carlson Real Estate Company is excited to announce that we have closed on the purchase of Bryant Lake Business Center.

This property fits well in our portfolio of real estate which is centered in the western suburbs. We are a long-term owner, and currently own and manage over 3.5 million square feet of office and industrial property. We look forward to this opportunity to work with you and your business.

If you have any service requests, questions or need anything at all, please contact Debbie Nelson or me at (952) 404-5000.

Sincerely,

CARLSON REAL ESTATE COMPANY, INC.

/s/ Larry Olimb
Larry Olimb, RPA
Senior Property Manager